Exhibit 10.19

P.O. Box 17805 Denver, CO 80217
tel fax	(303) 292-1206 (800) 886-3898
www.ensignenergy.com

July 18, 2013

Synergy resources Corporation
20203 Hwy 60
Platteville, CO  80651

Attn:	Craig Rasmuson

RE:	Ensign USD Rig 17 Contract Extension

Dear Mr. Rasmuson:

This Letter Agreement is intended as an addendum to the Turnkey Drilling Contract between Synergy Resources Corporation (Operator) and Ensign United States Drilling Inc. (Contractor) dated April 19, 2013, which both Operator and Contractor are operating under for Ensign Rig 17.  Both parties agree to amend the said contract as follows:

1.	Contract shall be extended for 21 additional wells for a total of 25 wells.
2.	Either Operator or Contractor may request quarterly reviews of rates.
3.	The Daywork Rates shall be reduced immediately to the following:
a.	$27,000 With Drill Pipe
b.	$27,000 Without Drill Pipe
c.	$27,000 Standby with crews
d.	$24,300 Standby without crews
4.	If Contractor procures and utilizes it's own drill pipe, the Daywork Rates shall be reduced to the following:
a.	$25,000 With Drill Pipe
b.	$25,000 Without Drill Pipe
c.	$25,000 Standby with crews
d.	$22,500 Standby without crews
5.	Should Operator and Contractor agree to contract an ADR™ style rig in place of Rig 17, the remaining wells on the contract shall count toward the term needed for the ADR™ style rig.

All other terms and conditions of the Turnkey Drilling Contract shall remain in effect.

If you are in agreement with this proposal, please execute and return one copy of this letter to my attention at the referenced address.  Should you have any question or desire to discuss further, please call me at 303-292-1206.

AGREED and ACCEPTED this     24th     day of July, 2013.

/s/ William E. Scaff Jr.		/s/ Brandon Lorenz
Synergy Resources Corporation		Ensign United States Drilling Inc.
Print name:	William E. Scaff Jr.	Brandon Lorenz
Title:	Vice President	Drilling Manager

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